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                                                                      EXHIBIT 11

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
            For the Twelve Months Ended September 30, 2001 and 2000

                                                                     2001 (1)            2000
                                                                     --------            ----
Basic (Loss) Earnings Per Share
Numerator:
  Net (loss) income                                               $  (3,304,928)     $     279,143

Denominator:
  Weighted average number of common shares outstanding                2,242,845          2,123,064


Basic (loss) earnings per share                                   $       (1.47)     $        0.13

Diluted (Loss) Earnings Per Share
Numerator:
  Net (loss) income                                               $  (3,304,928)     $     279,143

Denominator:
  Weighted average number of common shares outstanding                2,242,845          2,123,064

  Weighted average number of net common shares that would be issued upon exercise of dilutive options assuming proceeds used to repurchase shares pursuant to the treasury
  stock method (2)                                                            -            247,910

  Weighted average number of common shares and dilutive
  potential common shares outstanding                                 2,242,845          2,370,974


Diluted (loss) earnings per share                                 $       (1.47)     $        0.12

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(1) Diluted loss per share is the same as basic loss per share due to the net loss in 2001.
(2) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.

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